Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Cypherpunk Technologies Inc. (formerly Leap Therapeutics, Inc.) on Form S-3 (Nos. 333-221968, 333-223419, 333-248797, 333-271399, 333-278015 and 333-279340) and Form S-8 (Nos. 333-215787, 333-223707, 333-232066, 333-237295, 333-254360, 333-262409, 333-266944, 333-269586, 333-274270, 333-276726 and 333-283031) of our report dated March 16, 2026, on our audits of the consolidated financial statements as of December 31, 2025 and 2024 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 16, 2026.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
March 16, 2026